Exhibit 10.43
SECOND AMENDMENT TO THE KEYCORP
SUPPLEMENTAL RETIREMENT BENEFIT PLAN
FOR KEY EXECUTIVES
     WHEREAS, KeyCorp has established the KeyCorp Supplemental Retirement Benefit Plan For Key Executives (“Plan”), and
     WHEREAS, the Board of Directors of KeyCorp has authorized its Compensation Committee to approve amendments to the Plan, and
     WHEREAS, the Compensation Committee of the Board of Directors of KeyCorp has authorized the execution of this Second Amendment.
     NOW THEREFORE, pursuant to such action of the Compensation Committee, the Plan is amended as follows:
1.	Section 5.1(a) is amended to delete it in its entirety and to substitute therefore the following:
“(a)	If a Participant dies in active employment after completion of five or more years of Credited Service and is survived by a surviving spouse, a monthly retirement allowance shall be paid to the Participant’s surviving spouse commencing on the first day of the month coincident with or next following the Participant’s date of death. Each such monthly retirement allowance shall equal 50 percent of the monthly retirement allowance to which the Participant would have been entitled had the Participant retired as of the Participant’s Normal Retirement Date. Such death benefit shall be paid in the form of a single life annuity and shall be subject to distribution any time after the Participant’s earliest retirement date.

For purposes of calculating the death benefit contained within this Section 5.1(a) only, the following shall apply:
(i)	The Participant’s Primary Social Security Benefit shall be calculated as if the Participant had retired as of his Normal Retirement Date,

(ii)	The Participant’s Pension Plan benefit shall be calculated under the provisions of Article IV of the Pension Plan, as if the Participant had died on his Normal Retirement Date, with such Pension Plan benefit being increased for purposes of this Section 5.1(a) with an imputed Average Interest Credit to reflect the Participant’s Normal Retirement Date monthly retirement benefit converted to a single life annuity option using the Average Treasury Rate and Gatt Mortality Tables.

(iii)	The monthly retirement allowance paid to the Participant’s spouse upon the Participant’s death shall be reduced if paid prior to the Participant’s Normal Retirement Date using those actuarial factors as are applicable under the KeyCorp Pension Plan (1989 Restatement).”
2.	Section 6.2 shall be amended to delete it in its entirety and to substitute therefore the following:

“6.2 Termination Prior to Five (5) Years of Credit Service. A Participant who terminates his employment with the Employer because of total and permanent disability and who has completed less than five (5) years of Credited Service at such time shall not thereby be entitled to any benefits from the Plan.”

3.	The first paragraph of Section 6.3 shall be amended to delete it in its entirety and to substitute therefore the following:

“6.3” Termination After Five (5) Years of Credited Service. A Participant who terminates his employment with the Employer because of total and permanent disability and who has completed five

(5) or more years of Credited Service shall be subject to whichever of the following subsections shall be applicable:
(a)	If he shall (after the applicable statutory waiting period) be continuously disabled and entitled to Social Security disability benefits until his attainment of age sixty-five (65), then he shall receive a monthly retirement allowance from this Plan commencing upon the first day of the month coincident with or next following the attainment of his sixty-fifth (65th) birthday and payable on the first day of each month thereafter for his remaining lifetime. Such monthly retirement allowance shall be determined in the same manner as for retirement at his Normal Retirement Date, except that:
(i)	Credited Service shall be determined as if the Participant had in fact continued in active employment until his sixty-fifth (65th) birthday, and

(ii)	Final Average Salary shall be determined as of the date of his actual termination of employment due to disability.
(b)	If he shall (after the applicable statutory waiting period) not be continually disabled and entitled to Social Security disability benefits until his attainment of age sixty-five (65), he shall not be entitled to a disability benefit from this Plan, but shall be subject to the provisions of Section 6.4 hereof.”
     IN WITNESS WHEREOF, KEYCORP has caused this Amendment to the Plan to be executed by its duly authorized officer as of this first day of August, 1996.

KEYCORP
By:	/s/ Steven N. Bulloch
Title:	Assistant Secretary